                                                                   Exhibit 10.25



                                                     February 25, 2000




Mr. David Ferm


Dear David:

         The purpose of this letter is to set forth the terms and conditions of the employment agreement (the "Agreement") between you and PRIMEDIA Inc. (the "Company").

         1. SERVICES.


         a. The Company hereby retains you, and you agree to be employed by the Company in a full-time capacity, as Executive Vice President of the Company and as President and Chief Executive Officer of the Company's business-to-business operations, as constituted by the Company from time to time (consisting on the date of this Agreement of the operations listed on Schedule I hereto) (collectively, the "B-to-B Company") together with such other similar or higher executive duties that you may be requested to perform during the term of this Agreement (consistent with the duties of a Chief Executive Officer of the B-to-B Company) including serving as a corporate officer of any of the Company's subsidiaries to which you may be elected. So long as the Company has the right to elect more than one director to the Board of Directors, you shall serve as a director of IndustryClick Corp. ("IndustryClick"). You shall report directly to the Chief Executive Officer of the Company and perform such other duties as such Chief Executive Officer shall direct, consistent with your positions with the Company. You will be the most senior executive of the Company in charge of its business-to-business operations (except for the Chief Executive Officer of the Company) and all employees of the B-to-B Company shall report directly or indirectly to you. You shall be based in the executive offices of the Company in New York City.

         b. You shall devote substantially all of your attention, business time and efforts to the business and affairs of the Company, provided that nothing shall prohibit you from participating in charitable or educational activities or the Board of Directors of other companies (provided such other companies do not compete with the Company), provided such activities do not in the aggregate materially interfere with the provision of services by you under this Agreement.

         2. TERM

         The Term of this Agreement shall commence on the date of this Agreement and your employment shall commence on the date on which you commence your employment with the Company (the "Start Date") which shall be March 7, 2000 and shall expire on the second anniversary of the Start Date (the "Expiration Date"), unless earlier terminated in accordance with Section 6.

         3. COMPENSATION

         a. BASE SALARY. Commencing on the Start Date you shall be paid an annual base salary equal to $700,000 (subject to annual review for increases in the Company's discretion) less applicable withholdings, payable bi-weekly in arrears, on the Company's regular pay dates.

         b. ANNUAL INCENTIVE AWARD. Commencing with the 2000 calendar year, you shall participate in the annual Short Term Senior Executive Performance Plan and the Short Term Senior Executive Discretionary Plan (together, the "Bonus Plans") provided that your bonus shall be determined based on the performance of the B-to-B Company. Your aggregate target bonus in the Bonus Plans shall equal 60% of your earned annual base salary. Notwithstanding anything contained to the contrary in this Agreement, for the 2000 calendar year your bonus under the Bonus Plans shall be no less than 30% of your earned base salary in the 2000 calendar year.

         c. SIGN-ON BONUS. No later than ten (10) days after your Start Date, the Company will pay to you $150,000 less applicable withholdings.

         4. STOCK OPTIONS

         a. COMPANY STOCK OPTIONS. As soon as practicable after the Start Date (the "Grant Date"), the Company shall grant you an option to purchase 250,000 shares of Company Common Stock at a per share option exercise price equal to the closing price on the New York Stock Exchange on the date of execution of this Agreement and in accordance with the terms of the Company's1992 Stock Option Plan (the "Plan"). Your options will vest at the rate of 20% on each anniversary date of the Grant Date and, provided you remain in the Company's employ, shall have a ten-year life from the Grant Date. You shall be considered for annual grants under the Plan, which grants shall be at the discretion of the Company. Your stock options granted pursuant to Sections 4(a) and (b) shall be "Incentive Stock Options" as that term is defined under the Federal tax code, to the fullest extent possible.

         b. INTERNET STOCK OPTIONS. The Company has formed a separate internet venture known as IndustryClick. As soon as practicable after the Start Date (the "Internet Grant Date"), you shall be granted options to purchase 750,000 shares of IndustryClick Common Stock at the per share exercise price of $0.50 per share. Your options will vest at the rate of 25% on the first anniversary of the Internet Grant Date and 1/16th of the total grant each subsequent three months thereafter through the fourth anniversary of the Internet Grant Date, provided you remain in the Company's employ. None of the shares of IndustryClick Common Stock received by you on exercise of IndustryClick stock options nor any of your vested IndustryClick stock options (which are timely exercised in accordance with the relevent stock option agreement) shall be callable or redeemable by the Company or IndustryClick. Your IndustryClick stock options shall be granted pursuant to the IndustryClick stock option plan and agreement (copies of which have been provided) with such changes as specifically set forth in this Agreement. While it is not the intention of the Company or IndustryClick to make annual grants of IndustryClick stock options, if additional grants to senior executives generally of the Company of IndustryClick stock options are considered in the future, additional grants to you shall also be considered.

         c. CHANGE IN CONTROL.


         (i) Change of Control shall mean the occurrence of any one of the following events:

                  (A) a transaction or series of related transactions where the controlling party sells or otherwise disposes of Beneficial Ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act") ) of securities of the company in question representing 35% or more of the Voting Stock (stock having the combined voting power of all securities of that company entitled to vote in the election of directors of that company) to any single person or group (within the meaning of Section 13 (d) (3) of the 1934 Act, and the rules and regulations promulgated thereunder), and in connection with or following such disposition such single person or group obtains control of a majority of the seats (other than vacant seats) on the Board of Directors of the company in question;

                  (B) the company in question adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

                  (C) all or substantially all of the assets or business of the company in question is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the company in question immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the company in question, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the company in question); or

                  (D) the company in question combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the company in question immediately prior to the combination have Beneficial Ownership, equal to 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).


         (ii) In the event of a Change of Control of the Company or IndustryClick and notwithstanding anything contained in any stock option plan or agreement pursuant to which such stock options have been granted, all then unvested stock options in the company experiencing the Change of Control shall immediately vest and shall be treated in the Change of Control transaction as vested stock options.

         (iii) In the event that as a result of any payment or benefit to you, including any of your stock options, upon a Change of Control (collectively, the "Covered Benefits") , you incur an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar tax that may hereafter be imposed ("Excise Tax"), the Company shall pay to you at the time specified below, the Tax Reimbursement Payment. The Tax Reimbursement Payment is defined as an amount which, after imposition of all income, employment and excise taxes thereon, is equal to the Excise Tax on the Covered Benefits. The Tax Reimbursement Payment attributable to the Covered Benefits shall be paid to you by the Company prior to the date that the corresponding Excise Tax payment is due to be paid by you (through withholding or otherwise). You covenant that you will use the Tax Reimbursement Payment under this subsection (iii) for the sole purpose of paying the Excise Tax.

         5. FRINGE BENEFITS AND EXPENSES

         a. FRINGE BENEFITS. During the term of this Agreement, the Company will provide you with benefits commensurate with those provided generally to the Company's most senior corporate officers (other than the Chief Executive Officer of the Company) at the Company's executive offices including health, medical, life and disability insurance and thrift and retirement plan, subject to the terms of those plans as in effect from time to time.

         b. REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES; PERQUISITES. You are authorized to incur reasonable expenses in carrying out your duties and responsibilities under this Agreement and the Company shall promptly reimburse you for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

         6. EARLY TERMINATION. This Agreement

         a. shall terminate upon your death and may be terminated by the Company on written notice to you upon your "Permanent Disability."

         b. may be terminated by you voluntarily upon written notice to the Company (i) if you are removed as Chief Executive Officer of the B-to-B Company or Executive Vice President of the Company, (ii) if there is a material diminution in your duties or responsibilities after notice and reasonable opportunity for the Company to cure, (iii) in the event of the relocation by the Company of your principal place of employment outside NYC, or (iv) if there is any other material breach of this Agreement by the Company after reasonable notice and an opportunity to cure.

         c. may be terminated by the Company on written notice to you for "Cause."

         d. As used herein, "Permanent Disability" shall mean a physical or mental disability which renders you unable to perform your duties hereunder in a reasonably professional manner provided you have failed to perform such duties as a result of such disability for an aggregate period of six months in any 12 consecutive month period during the Term. Permanent Disability shall be determined by the opinion of at least two of three doctors associated with major hospitals in Manhattan practicing in the field to which the disability relates, one selected by the Company, one selected by you and one selected by the two doctors selected as described above.

         e. As used herein, "Cause" shall mean (i) any substantial breach or non-observance of any of your material obligations as set forth herein, (after reasonable advance written notice and a reasonable opportunity to cure such breach or non-observance), (ii) the immoderate use of alcohol by you on a habitual basis to the detriment of the Company (after reasonable advance written notice and a reasonable opportunity to cease such use), (iii) the illegal use of narcotics or drugs by you (after reasonable advance written notice and a reasonable opportunity to cease such use), (iv) willful and repeated absence from the business for any unreasonable period of time, without leave following reasonable written notice and an opportunity to cure. and (v) willful and repeated failure or refusal to perform your duties hereunder which failure or refusal continues following reasonable advance written notice to you specifying such failure or refusal and a reasonable opportunity to cure such failure or refusal. Failure to meet financial targets shall not alone constitute Cause.

         f. As used herein, "Date of Termination" shall mean the date of your death, the effective date of your termination under Sections 6(a) or (c) or your last date of employment if you voluntarily leave the Company's employ whether under Section 6(b) or otherwise

         7. COMPENSATION UPON TERMINATION.

         a. In the event that this Agreement shall terminate pursuant to Section 6(a) or (b), you or your estate shall be entitled to receive (i) all accrued and unpaid annual base salary earned through the Date of Termination plus (ii) an amount equal to one year's base salary at the rate in effect on the Date of Termination plus (iii) an amount equal to your target bonuses for the calendar year during which the Date of Termination occurs multiplied by a fraction, the numerator of which is the number of days from the start of the calendar year to the Date of Termination and the denominator of which is 365, provided that if the Date of Termination occurs in calendar year 2000 your bonuses shall be no less than 30% of your base salary at the rate then in effect.

         b.In the event this Agreement shall terminate pursuant to Section 6(c) or if you voluntarily terminate other than pursuant to Section 6(b), you shall be entitled to receive your accrued and unpaid annual base salary through the Date of Termination.

         c. If this Agreement terminates at the Expiration Date or if you continue in the Company's employ thereafter without an employment agreement, you shall be entitled to receive (i) your base salary through your last day of employment with the Company and your earned pro rata bonus under Section 3(b) for the calendar year during which termination occurs plus (ii) an amount equal to one year's base salary at the rate in effect immediately prior to your termination of employment with the Company, but you shall not be entitled to any severance payments under any severance policy of the Company.

         d. In the event of any termination under Section 6, you or your estate shall be paid all other amounts or benefits due under any fringe benefit or other plans or arrangements in which you then participate in accordance with the terms thereof then in effect plus reimbursement for all accrued and unpaid business expenses and accrued and unused vacation. In the event of any termination under this Agreement, other than under Section 6(c) or voluntarily by you without any of the circumstances described in Section 6(b), the Company shall pay on your behalf all amounts which you would be required to pay if you elect medical benefits from the Company in accordance with the Consolidation Omnibus Budget Reconcilation Act ("COBRA").

         e. In the event your employment is terminated by the Company without Cause or by you in accordance with Section 6(b) prior to the first anniversary of the Start Date, that number of stock options granted to you pursuant Section 4(a) and (b) of this Agreement which would have vested had you stayed in the Company's employ through and including such first anniversary of the Grant Date or Internet Grant Date shall vest.

         f. You shall have no obligation to mitigate your damages upon termination of this Agreement under Sections 6(a) or (b) or upon termination by the Company without Cause and no amounts received by you as compensation from any other source shall be set-off against any amounts payable to you under this Agreement.

         g. All payments due to you under this Section 7 shall be paid in a lump sum, less applicable withholdings, within fifteen (15) days of your last day of employment.

         8. AGREEMENT NOT TO COMPETE OR SOLICIT TO HIRE, CONFIDENTIALITY.

         a. NON-COMPETE, NO HIRE. Through the first anniversary of the Expiration Date if you leave the Company's employ on the Expiration Date , through the first anniversary of your Date of Termination if you voluntarily leave the Company's employment before or after the Expiration date (other than under the circumstances described in Section 6(b) of this Agreement) or your employment terminates under Section 6(c);

         (i) You agree not to accept employment with, or provide services to, any person, firm or corporation that competes with the B-to-B Company or any of its operations or in any of the Company's businesses to which you render services during the term of your employment with the Company (a "Competing Business") provided that you may work for or provide services to a Competing Business so long as you do not work for or provide services to that part of the Competing Business which directly competes with the B-to-B Company or the Company's other operations to which you rendered services.

         (ii) You agree not to yourself or for and on behalf of any person, firm or corporation for which you provide services, solicit for employment or hire any employee employed by the B-to-B Company or any of the Company's businesses to which you render services during the term of your employment with the Company.

         b. EXCEPTION. Nothing contained in this Section 8 shall prohibit you from owning less than 5% of the equity securities of any company as a passive investor.

         c. CONFIDENTIALITY.

         (i) You agree that you will not, at any time during the term of this Agreement or thereafter, disclose or use any trade secret, proprietary or confidential information of the B-to-B Company, the Company or any subsidiary or affiliate of the Company, which information is not in the public domain, obtained during the course of your employment, except as required in the course of such employment or with the written permission of the Company or, as applicable, the B-to-B Company or any subsidiary or affiliate of the Company or as may be required by law, provided that, if you receive legal process with regard to disclosure of such information, you shall promptly notify the Company and reasonably cooperate with the Company, at the Company's sole expense, in seeking a protective order.

         (ii) You agree that at the time of the termination of your employment with the Company, whether at your instance or the Company's instance, and regardless of the reasons therefor, you will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the B-to-B Company, the Company or any subsidiary or affiliate of the Company which are in your possession, except for (A) any documents for which the B-to-B Company, the Company or any subsidiary or affiliate of the Company has given written consent to removal at the time of the termination of employment and (B) your personal rolodex, personal files, phone book and similar items.

         (d) You agree that the Company's remedies at law would be inadequate in the event of a breach or threatened breach of this Section 8; accordingly, the Company shall be entitled, in addition to its rights at law, to seek an injunction and other equitable relief.

         9. GOVERNING LAW. This Agreement shall be governed and interpreted and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in the State of New York.


         10. NOTICES. Any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) five business days after deposit in the United States mails, with proper postage prepaid, whether by registered or certified mail, (ii) one business day after being deposited with an overnight courier with all charges prepaid, or (iii) , if hand-delivered by messenger on the scheduled delivery date, all of which shall be properly addressed to the party to be notified and sent to the address indicated as follows:

                  If to the Company:         PRIMEDIA Inc.
                                             745 Fifth Avenue
                                             New York, NY  10151
                                             Attn:  General Counsel

                  If to you:                 To address first above written



                  With a copy to:            John Turitzin, Esq.
                                             Battle Fowler
                                             75 East 55th Street
                                             New York, NY  10022
or to such other address as such party may specify to the other in writing in accordance with the provisions hereof.

         11. MISCELLANEOUS.

         a. WAIVER. Waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such waiving party.

         b. ASSIGNMENT. This Agreement shall not be assignable by either party except that the Company may assign its rights and obligations hereunder to any of its subsidiaries, provided that any such assignment results from a restructuring of the Company or similar transaction so that your position, duties and responsibilities are not diminished, and that any such assignment shall not result in any change in the terms of this Agreement and Company shall remain secondarily liable for its obligations hereunder.

         c. ENTIRE AGREEMENT, PREEMPTION.

                  (i) This instrument contains the entire agreement and understanding of the parties hereto. It may not be changed except by an agreement in writing signed by you and the Company.

                  (ii) In the event there is difference between the terms or provisions of this Agreement and the terms or provisions of any of the Plan or the IndustryClick Stock Option Plan or the stock option agreements relating thereto, the terms and provisions of this Agreement shall govern.

         d. ENFORCEABILITY. If any term, condition or provision of this Agreement shall be declared, to any extent, invalid or unenforceable, the remainder if the Agreement, other than the term, condition or provision held invalid or unenforceable, shall not be affected thereby and shall be considered in full force and effect and shall be valid and be enforced to the fullest extent permitted by law.

         e. CAPTIONS. The captions set forth in this Agreement are used solely for convenience or reference and shall not control or affect the meaning or interpretation of any of the provisions.

         f. COUNTERPARTS. This Agreement may be signed in any number of counterparts each of which shall be deemed an original.


         g. SURVIVAL. The provisions of Section 6, which by their terms extend beyond the Date of Termination or the Expiration Date, and Section 8 of this Agreement shall survive the termination of this Agreement and the termination of your employment hereunder before, on or after the Expiration Date.

         h. INDEMNIFICATION. You shall be indemnified by the Company as an executive officer of the Company and as an executive, officer and director of the Company's subsidiaries and affiliates to the same extent as the most senior management of the Company. The Company maintains directors' and officers' liability insurance pursuant to which upon your election as an officer of the Company you shall become an insured.

         i. The Company agrees to reimburse you for your actual and reasonable legal fees and expenses incurred in the negotiation and consummation of this Agreement up to a total of $25,000.

         If you are in agreement with the foregoing, please sign the enclosed copy of this Agreement and return a copy to the undersigned.

                                            PRIMEDIA Inc.

                                            By:
                                               ---------------------------------
                                            Title:

AGREED TO AND ACCEPTED:


- ----------------------------
By:  David Ferm

                                   Schedule I





Bacon's Information
Federal Sources, Inc.
IndustryClick
Intertec Publishing Inc.
Pictorial, Inc.
PRIMEDIA Directories
PRIMEDIA Workplace Learning
Qwiz, Inc.
Simba